Exhibit 3
                            CERTIFICATE OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       FOR
                           SATELLITE ENTERPRISES CORP.

Satellite Enterprises Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Nevada, hereby certifies, pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes, that:

     FIRST: That the Stockholders authorized the Board of Directors to amend the Articles of Incorporation to effect an increase in the Corporation's authorized common stock. Accordingly, Article IV of the Articles of Incorporation is hereby amended as follows:

                                    Article V
                         AUTHORIZATION OF CAPITAL STOCK

     There are currently 65,962,515 common stock shares issued and outstanding. The Stockholders and the Board of Directors hereby approve an increase in the authorized number of shares of common stock from 200,000,000 to 500,000,000. The par value will remain unchanged at $0.001.

All other provisions of Article IV are to remain the same.

     SECOND: This Certificate of Amendment of the Articles of Incorporation of the Corporation has been duly adopted in accordance with Section 78.315 of the Nevada Revised Statutes.

     THIRD: The amendments set forth above was adopted by a unanimous vote of the Board of Directors and stockholders holding in excess of a majority of the outstanding voting securities of the Corporation by written consent pursuant to Sections 78.320 and 78.315 of the Nevada Revised Statutes, as follows:

As of March 10, 2004, the record date for the meeting of shareholders, the number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 65,962,515; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

IN WITNESS WHEREOF, the undersigned certifies under penalty of perjury that he has read the foregoing Certificate of Amendment of the Articles of Incorporation and knows the contents thereof, and that the statements therein are true, and has caused this Certificate of Amendment to be signed this 11th day of March 2004.

                                                        /s/ Roy Piceni
                                                        ------------------------
                                                        Roy Piceni
                                                        President and CEO


State of California       )
County of Los Angeles)

On March 11, 2004, before me Karen Guerrieri, personally appeared Roy Piceni. Proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Karen Guerrieri
--------------------------------
Signature of Notary Public

KAREN GUERRIERI
Commission # 1308729
Notary Public - California
Los Angeles County
My Comm. Expires Jun 11, 2005